Exhibit 99.1

Press Release	Source: Vertical Communications, Inc.

Vertical Completes Acquisition of Vodavi

CAMBRIDGE, Mass (December 1, 2006) —Vertical Communications (VRCC.OB) (“Vertical”), a leading provider of next-generation, IP-based phone systems and applications that help businesses better serve their customers, announced today the completion of its acquisition of Phoenix, Arizona-based Vodavi Technology, Inc. (NASDAQ:VTEK—News; “Vodavi”) for $7.50 per share, or approximately $31.1 million in the aggregate. To finance the Vodavi acquisition as well as to provide additional corporate working capital, Vertical completed a private placement transaction through the issuance of convertible preferred stock of approximately $27 million and also secured debt financing of up to $30 million. As a result of the merger, trading in Vodavi’s stock has been suspended, and its shares will no longer be listed on the NASDAQ Capital Market. The combination of Vertical and Vodavi positions Vertical as a top-five telephony vendor serving the small to medium-sized business (SMB) market in North America, based on line shipments.

“We are pleased to complete the Vodavi acquisition and we look forward to working with our expanded base of employees and dealers in maximizing the benefits of this transaction,” said Bill Tauscher, Chairman and Chief Executive Officer. “The Vodavi acquisition substantially ratchets up our combined research and development footprint and should allow us to more rapidly bring innovative product solutions and enhancements to market. Additionally, the improved financial strength of the Company resulting from our recent financing transactions benefits both dealers and their end customers.”

Associated with the Vodavi acquisition, Vertical will benefit from a strategic business relationship with LG-Nortel Co., Ltd. (“LGN”), formerly Vodavi’s largest shareholder and currently its primary product development and manufacturing business partner. LGN, a worldwide leader in the telecommunications industry with world-class product development and manufacturing capabilities, made a $6.5 million convertible preferred stock equity investment into Vertical and, consequently, owns approximately 11 percent of Vertical’s fully diluted voting shares outstanding.

Vertical was formed through the combination of three industry-leading companies. In September 2004, Artisoft acquired Vertical Networks to form Vertical Communications, which then acquired the assets of Comdial in September 2005. Vertical has now completed the next step in its growth by acquiring Vodavi Technology, Inc. With a current installed base of over 200,000 customers, Vertical now features more than 300 employees in six principal locations in the United States and Europe, and an active worldwide distribution channel of more than 2,000 value-added resellers, distributors and systems integrators.

Vertical’s vision is to help organizations transform their businesses by unlocking the hidden potential of phone systems and voice to deliver enhanced customer service, reduce communications costs and significantly improve operational efficiencies. This acquisition is the next step in a series of initiatives Vertical has undertaken to realize its vision of building a world-class telephony organization, with the product set, market reach and channel footprint to deliver next-generation telephony solutions and voice applications to customers ranging from small and medium-sized businesses to large, distributed enterprises.

For a more detailed description of the terms and conditions of the acquisition, please see the Company’s Form 8-K which will be filed with the Securities and Exchange Commission in connection with the consummation of the merger.

About Vertical

Vertical Communications, Inc. is a leading provider of next-generation IP-based voice and data communications systems for business. Vertical combines voice and data technologies with business process understanding to deliver integrated IP-PBX and application solutions that enhance customer service and business productivity. Vertical’s customers are leading companies of all sizes—from small to large and distributed—and include CVS/pharmacy, Staples and Apria Healthcare. Vertical is headquartered in Cambridge, Mass. and delivers its solutions through a worldwide network of systems integrators, resellers and distributors. For more information, please visit the company’s Website at www.vertical.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

This document contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this document address a variety of subjects, including, without limitation, statements about the benefits the Company expects to achieve upon the acquisition of Vodavi, including, without limitation, the benefits that the acquisition will have on the Company’s dealers and customers and the anticipated benefits from the consolidation of the Company’s and Vodavi’s research and development resources; the Company’s assumptions about the future performance of Vodavi; the Company’s ability to achieve certain synergies and economies of scale upon the completion of the acquisition; the Company’s ability to become a significant player within the IP-PBX telephony market; the Company’s ability to meet the future obligations that it has or will incur after the closing of the acquisition, and others. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the risk that the Company may fail to achieve the anticipated benefits from the acquisition, including, without limitation, failing to obtain the desired benefits for the Company’s dealers and customers or the failure to realize the anticipated benefits from the consolidation of the Company’s and Vodavi’s research and development resources; the risk that the Company’s assumptions about the future performance of Vodavi may prove to be incorrect; the risk that the Company may be unable to achieve the desired synergies and economies of scale upon the completion of the acquisition; the risk that the Company may be unable to become a significant player within the IP-PBX telephony market; the risk that the Company may be unable to meet its future obligations upon the closing of the acquisition; and other risks and assumptions detailed in the Company’s filings with the Securities and Exchange Commission.

Trademark Information

Vertical Communications and the Vertical Communications logo and combinations thereof are trademarks of Vertical Communications, Inc. TeleVantage, InstantOffice and Vertical Networks are registered trademarks of Vertical Communications, Inc. All other brand and product names are used for identification only and are the property of their respective holders.

Contact:

Financial Community Contact:

Vertical Communications, Inc.

Ken Clinebell, 941-554-5000 ext. 1513

kclinebell@vertical.com

or

Press Contact:

Vertical Communications, Inc.

Ann McDonough, 617-354-0600 ext. 194

amcdonough@vertical.com